Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)
KAMAN CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$ 1,329,829,085	0.0001476	$ 196,282.77
Fees Previously Paid	-		-
Total Transaction Valuation	$ 1,329,829,085
Total Fees Due for Filing			$ 196,282.77
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$ 196,282.77
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of January 18, 2024, by and among Kaman Corporation, Ovation Parent, Inc., and Ovation Merger Sub, Inc.
i.	Title of each class of securities to which the transaction applies: common stock, par value $1.00 per share (“Company Common Stock”), of Kaman Corporation.
ii.
Aggregate number of securities to which the transaction applies: As of February 20, 2024, the maximum number of shares of Company Common Stock to which the transaction applies is estimated to be 29,043,235, which consists of:

a.	28,388,422 shares of Company Common Stock (including 254,384 shares of Company Restricted Stock);
b.	477,043 shares of Company Common Stock underlying outstanding Company PSUs; and
c.	177,770 shares of Company Common Stock issuable upon the exercise of Company Options.
iii.
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): the maximum aggregate value was determined based upon the sum of (A) 28,388,422 shares of Company Common Stock (including 254,384 shares of Company Restricted Stock) multiplied by $46.00 per share; (B) 477,043 shares of Company Common Stock underlying outstanding Company PSUs multiplied by $46.00 per share; and (C) 177,770 shares of Company Common Stock issuable upon the exercise of Company Options multiplied by $11.35 per share (the difference between $46.00 per share and the weighted average exercise price of $34.65 per share).

iv.	Proposed maximum aggregate value of transaction: $1,329,829,085 (the “Total Consideration”).
v.	Total fee paid: $196,282.77. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001476.